UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 08, 2024

Tracon Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36818	34-2037594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Drive, Suite 800
San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 550-0780

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TCON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2024, the board of directors of TRACON Pharmaceuticals, Inc. (the “Company”) appointed, and the Company entered into an employment agreement (the “Agreement”) with, David Lazar as Chief Business Development Officer of the Company, effective as of May 7, 2024 (the “Effective Date”).

Mr. Lazar, age 33, has served as the Chief Executive Officer of OpGen, Inc. (NASDAQ: OPGN) since April 2024. Mr. Lazar has also served as the Chief Executive Officer of Titan Pharmaceuticals Inc. (NASDAQ: TTNP) since August 2022, where he also served as a director and board chairman from August 2022 until October 2023. On December 28, 2023, Mr. Lazar was appointed Chief Executive Officer and to the board of directors of Minim, Inc. (NASDAQ: MINM). Mr. Lazar has successfully served as a custodian to numerous public companies across a wide range of industries, including without limitation, C2E Energy, Inc. (OTCMKTS: OOGI), China Botanic Pharmaceutical Inc. (OTCMKTS: CBPI), One 4 Art Ltd., Romulus Corp., Moveix, Inc., Arax Holdings Corp. (OTCMKTS: ARAT), ESP Resources, Inc. (OTCMKTS: ESPIQ), Adorbs, Inc., Exobox Technologies Corp. (OTCMKTS: EXBX), Petrone Worldwide, Inc. (OTCMKTS: PFWIQ), Superbox, Inc. (OTCMKTS: SBOX), Sino Green Land Corp. (OTCMKTS: SGLA), SIPP International Industries, Inc. (OTCMKTS: SIPN), Cereplast, Inc. (OTCMKTS: CERPQ), Energy 1 Corp. (OTCMKTS: EGOC), ForU Holdings, Inc. (OTCMKTS: FORU), China Yanyuan Yuhui National Education Group, Inc. (OTCMKTS: YYYH), Pan Global Corp. (OTCMKTS: PGLO), Shengtang International, Inc. (OTCMKTS: SHNL), Alternaturals, Inc. (OTCMKTS: ANAS), USA Recycling Industries, Inc. (OTCMKTS: USRI), Tele Group Corp., Xenoics Holdings, Inc. (OTCMKTS: XNNHQ), Richland Resources International Group, Inc. (OTCMKTS: RIGG), AI Technology Group, Inc., Reliance Global Group, Inc. (NASDAQ: RELI), Melt, Inc., Ketdarina Corp., 3D MarkerJet, Inc. (OTCMKTS: MRJT), Lvpai Group Ltd., Gushen, Inc., FHT Future Technology Ltd., Inspired Builders, Inc., Houmu Holdings Ltd. (OTCMKTS: HOMU), Born, Inc. (OTCMKTS: BRRN), Changsheng International Group Ltd., Sollensys Corp. (OTCMKTS: SOLS), Guozi Zhongyu Capital Holdings Co. (OTCMKTS: GZCC) and Cang Bao Tian Xia International Art Trade Center, Inc.

Pursuant to the Agreement, Mr. Lazar will serve as the Chief Business Development Officer of the Company and be responsible for the Company’s business development, strategic planning, and finance activities, reporting to the Chief Executive Officer. The Agreement was effective as of the Effective Date and will remain in effect while the Company (or any successor) maintains its listing with the Nasdaq Capital Market LLC. Mr. Lazar’s employment may be terminated at-will by either party, with or without notice, subject to the terms of the Agreement. Mr. Lazar will receive a base salary of $33,833.33 per month and be eligible for a one-time Special Bonus of 3% of any increase in valuation of the Company from the Company’s lowest closing market capitalization in the 30 business days prior to the closing of a Change in Control (as defined in the Agreement) to the highest closing market capitalization of the Company (or any successor) during the 120 days following such closing while the Agreement remains in effect, unless Mr. Lazar terminates his employment voluntarily or is terminated with cause prior to the date of such closing.

Mr. Lazar will be entitled to receive severance benefits in the event his employment is terminated by the Company without cause or he resigns for good reason while the Agreement remains in effect, provided he remains in compliance with the terms of the Agreement. In the event of such termination or resignation, Mr. Lazar will receive (i) severance in the form of his then-current base salary for a period of six months following the termination date and (ii) up to six months of COBRA group health insurance continuation. The severance benefits are conditioned upon Mr. Lazar signing and not revoking a release of claims after the employment termination.

The Company expects that Mr. Lazar will enter into the Company’s standard form of indemnification agreement, a form of which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 5, 2024.

The selection of Mr. Lazar to serve as the Company’s Chief Business Development Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Lazar and any director or executive officer of the Company. Mr. Lazar has not been a party to any transaction with the Company or its subsidiaries of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by reference to the complete text of the Agreement, a copy of which the Company intends to file with SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2024, which should be reviewed in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACON Pharmaceuticals, Inc.

Date:	May 13, 2024	By:	/s/ Charles P. Theuer, M.D., Ph.D.
Charles P. Theuer, M.D., Ph.D. President and Chief Executive Officer